UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2012

Hampton Roads Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-32968	54-2053718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

999 Waterside Drive, Suite 200, Norfolk, Virginia 23510
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (757) 217-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hampton Roads Bankshares, Inc.’s (the “Company”) Board of Directors (the “Board”) has appointed Charles M. Johnston to serve as a new director of the Company. Mr. Johnston was appointed as a director by the Board subject to, and effective on, receipt of regulatory approval of the appointment, which the Company received on September 19, 2012. The Board anticipates naming Mr. Johnston to serve on one or more committees of the Board but at the time of this Form 8-K, the Board has not determined the committee(s) to which he will be named.

Mr. Johnston served as Chief Financial Officer of Eastern Bank Corporation, an $8 billion bank holding company headquartered in Boston, from 2003 until his retirement in March, 2012.  He was Chief Financial Officer of Commonwealth Bancorp, a $2 billion bank holding company headquartered in Philadelphia, from 1996 until its sale to Citizens Financial Group in 2003.  From 1994 to 1996, he was Chief Financial Officer of TFC Enterprises, an auto finance company headquartered in Norfolk, Virginia. Previously, he served in Treasury, Financial Planning and Investor Relations roles at Mellon Bank Corporation and Treasury, Accounting and Internal Audit roles at United States Steel Corporation.

Mr. Johnston, a native of Pittsburgh, earned a BS in Commerce at the University of Virginia and an MBA from Duquesne University.  He and his wife Jan reside in Williamsburg, Virginia.

Mr. Johnston’s compensation will be consistent with the compensation policies applicable to the Company’s other non-employee directors.

The Company issued a press release on September 24, 2012 announcing the appointment of Mr. Johnston, a copy of which is being furnished as an exhibit to this report and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Ex. 99.1	Press Release, dated September 24, 2012, announcing the appointment of Charles M. Johnston as director of Hampton Roads Bankshares, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: September 24, 2012	By:	/s/ Thomas B. Dix, III
Thomas B. Dix, III
Secretary

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Press Release, dated September 24, 2012, announcing the appointment of Charles M. Johnston as director of Hampton Roads Bankshares, Inc.